Exhibit 99.1

Press Contact:

Lauren Karp

Roxio, Inc.

408-367-4866

Lauren.karp@roxio.com

Larry Kenswil Resigns from Roxio Board of Directors

SANTA CLARA, Calif.—November 7, 2003—Roxio, Inc. (Nasdaq:ROXI), The Digital Media Company®, announced today that Larry Kenswil resigned from its board of directors. Mr. Kenswil, President of Universal Music Group’s eLabs, joined the board in July after Roxio acquired the PressPlay service from Universal Music Group and Sony Music Entertainment.

“Larry was a great asset to us while we prepared to launch the new Napster service,” said Chris Gorog, Chairman and CEO of Roxio. “His expertise in the music space was invaluable to our launch efforts and we appreciate his ongoing support. We look forward to continuing our relationship with him and with Universal, our largest content provider, as the Napster service evolves.”

“The Napster service has established itself as a compelling legal online music service and I am looking forward to continuing Universal’s relationship with Napster,” said Larry Kenswil.

About Roxio

Roxio, Inc. (NASDAQ:ROXI) provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Easy CD & DVD

Creator™, Digital Media Suite™, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio also owns Napster®, the ground breaking on-line music service, and recently re-launched it as a legal, paid service. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at <www.roxio.com>. Headquartered in Santa Clara, California, Roxio also maintains offices in Minnesota, Canada, United Kingdom, Netherlands, and Japan. The company currently employs approximately 400 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to our relationship with content providers, are forward-looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 14, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

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Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Easy CD & DVD Creator, PhotoSuite, VideoWave, Napster, Pressplay and Toast are either trademarks or registered trademarks of Roxio, Inc. in the United States and/or other countries. All other trademarks used are owned by their respective owners.